Exhibit 99.1
For immediate release
Contact: Rusty Fisher, 713-307-8770
Endeavour increases
capital expenditure budget for 2008
Houston, TX – December 19, 2007 — Endeavour International Corporation (AMEX: END) (LSE: ENDV) today announced that the company plans to spend approximately $90 million of capital during 2008 to fund oil and gas exploration, development and producing activities in the North Sea.
“As a result of our strong cash flow position and expanding portfolio of assets, we have increased our capital budget by almost $20 million from 2007, excluding acquisitions and capitalized costs,” said William L. Transier, chairman, chief executive officer and president. “Using conservative commodity price assumptions, we expect to generate sufficient cash flow in 2008 to fund our capital program and allow us to reduce debt by $25 million. The capital expenditure budget represents a substantial investment in developments that will increase our production base and balance our exploration efforts in the United Kingdom and Norway.”
More than half of the budget will be directed toward development projects and ongoing investments in producing assets. Some $20 million is expected to be spent for development drilling and facilities improvements to maintain current production levels. Another $30 million will fund the company’s efforts in the United Kingdom (UK) to move the Cygnus and Columbus discoveries toward field development plans and for further exploitation of undeveloped reserves in the Renee field on Block 15/27.
An estimated $40 to $50 million will be allocated to five to nine exploration prospects in the North Sea. Approximately 60 percent of the exploration budget will be spent in Norway with the balance dedicated to drilling in the UK. In Norway, Endeavour will drill its first well as an operator with the Jade prospect on PL270 slated to begin drilling during the fourth quarter of 2008. The area is the site of the two Agat natural gas discoveries and the test will set out to identify additional reserves in support of development. Most of the remaining exploratory wells are outside operated. The timing and order of this program will be determined by the completion of ongoing technical work, partner approvals and rig scheduling for individual prospects.

Guidance on Year 2008
The table below sets forth estimates of the company’s operating statistics for the full year ending December 31, 2008, in which Endeavour expects production of 8,600 – 9,000 barrels of oil equivalent per day (BOEPD) for the year.
     Estimated Average Production (A)

Daily Production (boepd)	8,600 – 9,000

Differentials (B)
Oil ($/bbl)	$(4.00 - $5.00)
Gas ($/mcf)	$(.30 - .40)

Gas Production as % of total production	50 – 55%
Lease operating expense (per barrel)	$14 - $15

(A) Actual results may differ materially from these estimates.
(B) For purposes of the estimates, assumptions of price differentials are based on location, quality and other factors, excluding the effects of derivative financial instruments. Gas price differentials are stated as premiums (discounts) from National Balancing Point pricing, and oil price differentials are stated as premiums (discounts) from Dated Brent pricing.
Capital Expenditure Budget Conference Call Today, Wednesday, December 19, 2007 at 11 a.m. EST and (16:00 p.m. GMT)
The company will host a call today at 11:00 a.m. Eastern Standard Time (16:00 p.m. Greenwich Mean Time) on Wednesday, December 19, 2007 to discuss the company’s 2008 capital budget and guidance. To participate and ask questions during the conference call, dial 1-888-204-4317 (U.S., toll-free) or 913-312-1457 (international), pass code: 4398087. To listen only to the live audio web cast via the Internet access Endeavour’s internet home page at www.endeavourcorp.com.
Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit http://www.endeavourcorp.com.
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give the company’s current expectations or forecasts of future events. They include expected oil and natural gas production and future expenses, projections of future oil and natural gas prices, and statements concerning anticipated business strategy and other plans and objectives for future operations. The company cautions you not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release, and the company undertakes no obligation to update this information.
Factors that could cause actual results to differ materially from expected results are described in “Risks related to the company’s Business” under “Risk Factors” in Item 1A of the company’s 2006 annual report on Form 10-K filed on March 15, 2007. These risk factors include, among others, the company’s ability to replace reserves and sustain production; the level of indebtedness; the availability of capital on an economic basis to fund reserve replacement costs; uncertainties in evaluating oil and natural gas reserves of acquired properties and associated potential liabilities; unsuccessful exploration and development drilling; and production interruptions that could adversely affect the company’s cash flow.